Exhibit 3.3
FORM OF SECOND AMENDMENT
to
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RULES-BASED MEDICINE, INC.
(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)
          Rules-Based Medicine, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
     DOES HEREBY CERTIFY:
          1. That the name of this corporation is Rules-Based Medicine, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on July 31, 2002 under the name RBM Acquisition, Inc.
          2. That this corporation amended and restated the Certificate of Incorporation of this corporation by the filing of a certain Amended and Restated Certificate of Incorporation of Rules-Based Medicine, Inc. (the “Certificate of Incorporation”) in the office of the State of Delaware Secretary of State Division of Corporations on October 12, 2007, which Certificate of Incorporation was amended by a certain First Amendment to Amended and Restated Certificate of Incorporation filed in the office of the State of Delaware Secretary of State Division of Corporations on November 20, 2008.
          3. That the Board of Directors duly adopted resolutions proposing to amend the Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:
     RESOLVED, that Section 4.3 of the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:
               “4.3 Qualified Offering on or Prior to December 31, 2011.
               4.3.1 Definitions
                    (a) For purposes hereof, a “Qualified Offering” shall mean the sale of shares of Common Stock of the Corporation to the public in an offering approved by (i) formal resolution of (A) a majority of the members of the Board of Directors or (B) a majority of the members of any pricing committee of the Board of Directors and (ii) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A-1 Preferred Stock, given in writing or by vote at a meeting.
                    (b) For purposes hereof, the “Preferred Payout Ratio” shall mean the ratio determined as follows:
               (i) if the Pre-Money Valuation is less than $        , the Preferred Payout Ratio shall equal 44.3%;
               (ii) if the Pre-Money Valuation is equal to or greater than $        but is less than $        , the Preferred Payout Ratio shall equal 42.7%;
               (iii) if the Pre-Money Valuation is equal to or greater than $        but is less than $        , the Preferred Payout Ratio shall equal 40.3%;
               (iv) if the Pre-Money Valuation is equal to or greater than $        but is less than $        , the Preferred Payout Ratio shall equal 38.3%;
               (v) if the Pre-Money Valuation is equal to or greater than $        but is less than $        , the Preferred Payout Ratio shall equal 36.7%; and
               (vi) if the Pre-Money Valuation is equal to or greater than $        , the Preferred Payout Ratio shall equal 34.6%.
                    (c) For purposes hereof, the “Common Payout Ratio” shall mean the ratio determined as follows:
               (i) if the Pre-Money Valuation is less than $        , the Common Payout Ratio shall equal 55.7%;
               (ii) if the Pre-Money Valuation is equal to or greater than $        but is less than $        , the Common Payout Ratio shall equal 57.3%;
               (iii) if the Pre-Money Valuation is equal to or greater than $        but is less than $        , the Common Payout Ratio shall equal 59.7%;
               (iv) if the Pre-Money Valuation is equal to or greater than $        but is less than $        , the Common Payout Ratio shall equal 61.7%;

               (v) if the Pre-Money Valuation is equal to or greater than $        but is less than $        , the Common Payout Ratio shall equal 63.3%; and
               (vi) if the Pre-Money Valuation is equal to or greater than $         , the Common Payout Ratio shall equal 65.4%.
                    (d) For purposes hereof, the “Pre-Offering Shares of Common Stock” shall mean         , which will represent the number of shares of Common Stock of the Corporation outstanding (including (x) the number of shares of Common Stock issuable upon exercise or conversion of outstanding Convertible Securities and (y) the number of shares of Common Stock issued upon the conversion of the Series A-1 Preferred Stock) immediately prior to giving effect to the shares of Common Stock issued in such Qualified Offering.
                    (e) For purposes hereof, the “Pre-Money Valuation” shall mean (i) the Pre-Offering Shares of Common Stock multiplied by (ii) the initial “price to public” for each share of Common Stock in the Qualified Offering.
               4.3.2 Conversion of Series A-1 Preferred Stock; Split of Common Stock.
                    (a) Immediately prior to the closing of a Qualified Offering on or prior to December 31, 2011, each outstanding share of Series A-1 Preferred Stock shall automatically be converted into that number of shares of Common Stock equal to (i) the number of shares of Common Stock then outstanding (including the number of shares of Common Stock issuable upon exercise or conversion of outstanding Convertible Securities but not including the number of shares of Common Stock issuable upon the conversion of the Series A-1 Preferred Stock), multiplied by (ii) a fraction, the numerator of which is the Preferred Payout Ratio and the denominator of which is the Common Payout Ratio, and divided by (iii) the total number of shares of Series A-1 Preferred Stock then outstanding.
                    (b) In connection therewith, the Corporation shall take such action as necessary to split each outstanding share of Common Stock (including the shares of Common Stock issued upon conversion of the Series A-1 Preferred Stock) in the number of shares equal to (i) the number of the Pre-Offering Shares of Common Stock divided by (ii) the then aggregate outstanding number of shares of Common Stock (including (x) the number of shares of Common Stock issuable upon exercise or conversion of outstanding Convertible Securities and (y) the number of shares of Common Stock issued upon the conversion of the Series A-1 Preferred Stock).”
* * *
          4. That the foregoing amendment was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

          5. That this Second Amendment to Amended and Restated Certificate of Incorporation, which amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 of the General Corporation Law.
          6. That the provisions of the Certificate of Incorporation shall remain in full force and effect except as expressly amended and modified as set forth in this Second Amendment.
          IN WITNESS WHEREOF, this Second Amendment to Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this                      day of                     , 2010.

By:
T. Craig Benson, President and CEO